Exhibit 23.1

MORGENSTERN SVOBODA & BAER, CPA’S, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MORGENCPA@CS.COM

Board of Directors
Juniper Group, Inc.
20283 State Road Suite 400
Boca Raton, FL 33498

We consent to the use of our report dated March 5, 2007, on page F-2 of Form 10-KSB of Juniper Group, Inc. for the year ended December 31, 2006, and our report dated August 15, 2006 of Form 10-QSB, included herein, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 5, 2007, contains an explanatory paragraph that states that the company has suffered recurring losses from operations, negative cash flow and has net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Morgenstern, Svoboda & Baer, CPA’s, P.C.
Certified Public Accountants
New York, NY
April 27, 2007